EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

Effective as of May 12, 2023

by and between

PRO ENERGY I LLC

as “Seller,”

and

MORGAN E&P, LLC,

as “Buyer”

EXHIBITS AND SCHEDULES

Exhibit A Leases

Exhibit B Area of Interest

Schedule 9(b)(ii) Assignment, Conveyance and Bill of Sale

Schedule 9(b)(vi) Affidavit of Non-Foreign Status

Schedule 9(b)(ix) Joint Development Agreement

Schedule 9(b)(x) Joint Operating Agreement

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated this 12th day of May 2023, is by and between PRO ENERGY I LLC, a Kansas limited liability company (“Seller”), and MORGAN E&P, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller may be referred to herein collectively as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, Seller owns and desires to sell its interests in the Assets (as hereinafter defined) pursuant to the terms of this Agreement; and

WHEREAS, Buyer desires to purchase all of Seller’s interest in the Assets pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.                   Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and deliver and Buyer agrees to purchase, accept and pay for all of Seller’s right, title and interest in and to the Assets.

(a)                As used herein, the term “Assets” refers to:

(i)                 all of Seller’s right, title and interest in and to the oil and gas leases described on Exhibit A attached hereto (the “Leases”), to the full extent of the lands and depths covered by such Leases, such Leases covering the lands described therein, including but not limited to the lands described on Exhibit A (the “Land”), and all leasehold estates, rights-of-way and easements, all mineral, royalty, production payment, reversionary, net profit, contractual leasehold and other similar rights, estates, and interests in the Leases or Lands, together with all other rights incident thereto;

(ii)               all of Seller’s right, title and interest in and to the oil and gas and associated hydrocarbons (the “Hydrocarbons”) in and under or otherwise attributable to the Leases and Land;

(iii)             all of Seller’s right, title and interest in and to all of the personal property, equipment, fixtures and improvements and other property, whether real, personal or mixed, on, appurtenant to or used or obtained by Seller relating to the properties and interests described in Sections 1(a)(i) through (iii) or with the production, injection, treatment, sale or disposal of Hydrocarbons and all other substances produced therefrom or attributable thereto, including, without limitation, producing and non-producing wells, injection wells, disposal wells, well equipment, casing, tubing, tanks, generators, boilers, buildings, pumps, motors, machinery, pipelines, flow lines, gathering systems, power lines, telephone and telegraph lines, roads, field processing plants, field offices and other furnishings related thereto;

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(iv)             to the extent assignable, all of Seller’s right, title and interest in and to all governmental permits, licenses and authorizations (if any), as well as any applications for the same, relating to the properties and interests described in Sections 1(a)(i) through (iii);

(v)               to the extent assignable or transferrable, all original lease files, land files, well files and contract files relating to the items described in Sections 1(a)(i) through (iv) maintained by Seller (the “Records”); and

(vi)             to the extent assignable or transferrable without payment of a fee (unless paid for by Buyer), all engineering, geologic, geophysical, and seismic data and licenses pertaining to the Leases and Lands (the “Data”).

(b)                Specifically excepted and reserved from this transaction are the following, hereinafter referred to as the “Excluded Assets”:

(i)                 Seller’s corporate records, financial and tax records unrelated to the Assets, reserve estimates and reports, economic analyses, computer programs and applications, pricing forecasts, legal files, legal opinions, attorney-client communications, and attorney work product (except abstracts of title, title opinions, certificates of title, and title curative documents, which shall be furnished to Buyer), and all other records and documents subject to confidentiality provisions, or other restrictions on access or transfer; provided, however, that Seller will, upon Buyer’s request and at no cost or expense to Seller, request waivers of such restrictions;

(ii)               all of Seller’s intellectual property rights, patents, copyrights, names, marks, logos, proprietary software and derivatives therefrom, geophysical data, data licensing agreements and seismic licenses between Seller and third parties, if any, and any and all geologic/geophysical interpretations and proprietary or licensed raw or processed geophysical data (including magnetic tapes, field notes, seismic lines, analyses and similar data or information) and interpretations therefrom, except to the extent that any such well data directly relates to the Assets or is specifically licensed to Buyer pursuant to a separate license agreement;

(iii)             all rights and claims arising, occurring, or existing in favor of Seller prior to the Effective Time, including, but not limited to, any and all contract rights, claims, penalties, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, erroneous payments, personal or corporate injury, property damages, royalty and other rights and claims of any nature in favor of Seller relating to any time period prior to the Effective Time;

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(iv)             all of Seller’s insurance contracts and rights, titles, claims and interests of Seller related to the Assets for all periods prior to the Effective Time (A) under any policy or agreement of insurance or indemnity, (B) under any bond or letter of credit or other security device, or (C) to any insurance or condemnation proceeds or awards, together with all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets for all periods prior to the Effective Time;

(v)               claims of Seller for any refund of or loss carry forwards with respect to (A) production, windfall profit, severance, ad valorem or any other taxes attributable to the Assets for any period prior to the Effective Time, and (B) income, occupational or franchise taxes;

(vi)             all monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets or the ownership or operation thereof prior to the Effective Time, including, without limitation, amounts recoverable from audits under operating agreements and any overpayments of royalties to the extent attributable to the period prior to the Effective Time; and

(vii)           all rights, obligations, benefits, awards, judgments, settlements, if any, applicable to any litigation pending in which Seller is a named claimant or plaintiff or holds beneficial rights or interests, to the extent related to periods prior to the Effective Time.

(c)                From and after the Closing Date, Buyer shall assume, pay for, discharge, be responsible for, perform and comply with all duties, liabilities and obligations relating to the Assets that accrue or arise from and after the Effective Time, including, but not limited to, those arising from or by virtue of any permit, statute, rule, regulation or order of any governmental authority.

(d)                The Assets to be conveyed by Seller to Buyer at Closing shall be conveyed “AS IS, WHERE IS”, without warranty of title except against claims of title arising by, through or under Seller, but not otherwise, and subject to the express conditions and limitations contained in this Agreement. The Assets to be transferred to Buyer pursuant to Section 1(a) shall be transferred pursuant to an Assignment and Bill of Sale in the form of Schedule 9(b)(ii).

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2.                   Purchase Price. In consideration of and in exchange for the Seller's sale, assignment, transfer and conveyance of the Assets, subject to adjustment as provided herein, Buyer agrees to pay Seller the following (the “Purchase Price”) the amount of FIVE HUNDRED THOUSAND AND 00/100 UNITED STATES DOLLARS (US $500,000.00) on the Closing Date (as hereafter defined) payable in immediately available funds by wire transfer to an account designated in writing by the Seller, by notice to the Buyer.

3.                   Effective Time and Closing. The conveyance of the Assets to Buyer shall be effective as of May 12, 2023 at 12:01 a.m. Houston time (the “Effective Time”). Title thereof shall be delivered at the closing, which shall take place on the date hereof (the “Closing” or “Closing Date”).

4.                   Apportionment of Revenues, Costs and Expenses. Seller and Buyer agree that all revenues, costs and expenses (both operating and capital), will be apportioned between Buyer and Seller as follows:

(a)                Seller shall be entitled to production revenues or other amounts realized from and accruing to the Assets attributable to the period of time prior to the Effective Time (or receive credit at the Closing for the same) and Seller shall be liable for the payment of all costs and expenses attributable to the period prior to the Effective Time; and

(b)                Buyer shall be entitled to production revenues or other amounts realized from and accruing to the Assets attributable to the period of time after the Effective Time (or receive credit at the Closing for the same) and shall be liable for the payment of all costs and expenses, attributable to the Assets for the period after the Effective Time.

5.                   Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the date hereof as follows:

(a)                Authority. Seller is a limited liability company duly organized and in good standing under the laws of the State of Kansas and is qualified to do business in North Dakota. Seller has all requisite power and authority to own the Assets, to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and carry out the transactions contemplated under this Agreement.

(b)                No Violation. The execution and delivery by Seller of this Agreement, the consummation of the transactions set forth herein and the performance by Seller of Seller’s obligations hereunder have been duly and validly authorized by all requisite limited liability company action, or corporate action as the case may be, on the part of Seller and will not (i) create a lien or encumbrance on the Assets that will remain in existence after Closing, (ii) violate, or conflict with, any provision of Seller’s governing documents, or any provision of any statute, rule or regulation applicable to Seller or the Assets or any material lease, contract, agreement, instrument or obligation to which Seller is a party or by which Seller or the Assets are bound, or (iii) violate, or conflict with any judgment, decree or order applicable to Seller.

(c)                Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by Seller. All instruments required to be delivered by Seller at the Closing shall be duly authorized, executed and delivered by Seller. This Agreement and all documents executed by Seller in connection with this Agreement shall constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

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(d)                Title. Except as otherwise specifically stated herein, Seller warrants that the Assets are free and clear of all Encumbrances arising by, through or under Seller, but not otherwise, subject to Permitted Encumbrances. Seller shall warrant and forever defend all and singular title to the Assets, against every person whomever lawfully claiming the Assets or any part thereof, by, through or under Seller, but not otherwise, subject to Permitted Encumbrances. Seller has not received any notice alleging that it is in non-compliance in any material respect with the terms and provisions of any of the Leases.

(e)                Material Agreements. Except for the Leases, there are no agreements that are material to the ownership and operation of the Assets, including without limitation farm-in and farm-out agreements, easements, rights-of-surface use, permits, gas gathering agreements, gas services agreements, unexpired leases of personal property, and licenses.

(f)                 Required Consents. There are no consents to assign or transfer that need to be obtained in connection with the transactions contemplated hereunder, other than those governmental consents customarily generated and received in the ordinary course of business at a post-Closing date.

(g)                Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Seller that would be reasonably expected to materially interfere with the operation of any of the Assets, or materially affect the value of any of the Assets, or impair Seller’s ability to enter into this Agreement or consummate the transactions contemplated under this Agreement.

(h)                Taxes. All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the receipt of proceeds therefrom related to the Assets, which become due and payable prior to the Closing Date for any periods of ownership of the Asset by Seller prior to 2023, have been properly paid.

(i)                 Brokers. Seller has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer shall have any obligation or liability.

(j)                 Litigation. Seller has not received a written claim or written demand notice that has not been resolved that would adversely affect any of the Assets. There are no actions, suits, ongoing governmental investigations, written governmental inquiries or proceedings pending or, to the Knowledge of Seller, threatened against Seller or any of the Assets, in any court or by or before any federal, state, municipal or other governmental agency that relate to any of the Assets, or that would affect the Seller’s ability to execute and deliver this Agreement or to consummate the transactions contemplated under this Agreement.

(k)                Environmental Matters. To Seller’s Knowledge, Seller has conducted operations with respect to the Assets in material compliance with all Environmental Laws and Seller is not in material violation of any Environmental Laws applicable to the Assets, or any material limitations, restrictions, conditions, standards, obligations or timetables contained in any Environmental Laws. No notice or action alleging such violation is pending or, to Seller’s Knowledge, threatened against the Assets.

(l)                 Compliance with Law. To Seller’s Knowledge, the Assets have been operated by Seller in material compliance with all applicable federal, state and local laws, rules, regulations and orders (excluding Environmental Laws). Seller has not received any written notice of a material violation of a non-Environmental Law relating to the Assets or its ownership thereof.

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(m)              Prepayments and Imbalances. Seller is not obligated, by virtue of a production payment or prepayment arrangement under any contract for the sale of hydrocarbons, gas balancing agreement or any other arrangement, to deliver hydrocarbons produced or saved from the Assets at any time after the Effective Time without then or thereafter receiving full payment therefor. There are no material imbalances with respect to the Assets.

(n)                Preferential Rights. There are no preferential rights to purchase burdening the Assets or applicable to the transactions contemplated by this Agreement.

(o)                Bankruptcy; Solvency.

(i)                 There are no bankruptcy, insolvency, reorganization or receivership proceedings filed or served on Seller, pending against Seller or being contemplated by Seller, or to Seller’s Knowledge, threatened against Seller.

(ii)               Seller (i) is not entering into this Agreement with the intent to hinder, delay or defraud creditors, (ii) is solvent, (iii) will not become insolvent as a result of the transactions contemplated by this Agreement, (iv) is capable of paying its debts as they mature, and (v) is receiving a reasonably equivalent value in exchange for the Assets.

(p)                Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(s)       Scope of Representations of Seller.

(i)                 Information About the Assets. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; (ii) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, INCLUDING WITHOUT LIMITATION SEISMIC DATA AND SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (iii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) THE TAX ATTRIBUTES OF ANY ASSET.

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(ii)               Waiver of Deceptive Trade Practices Acts. SELLER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES ACT SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS, AND UNDER SIMILAR STATUTES ADOPTED IN OTHER STATES, TO THE EXTENT THEY HAVE APPLICABILITY TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. AFTER CONSULTATION WITH AN ATTORNEY OF ITS SELECTION, BUYER CONSENTS TO THIS WAIVER.

6.                   Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date hereof as follows:

(a)                Authority. Buyer is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Wyoming. Buyer has all requisite power and authority to own the Assets, to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and carry out the transactions contemplated under this Agreement.

(b)                No Violation. The execution and delivery of this Agreement does not (i) create a lien or encumbrance on the Assets that will remain in existence after Closing except for the carried working interest to be retained by Seller upon Closing of the transaction as provided in the Assignment, (ii) violate, or conflict with, any provision of Buyer’s governing documents, or any provision of any statute, rule or regulation applicable to Buyer or the Assets or any material lease, contract, agreement, instrument or obligation to which Buyer is a party or by which Buyer or the Assets are bound, or (iii) violate, or conflict with any judgment, decree or order applicable to Buyer.

(c)                Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by Buyer. All instruments required to be delivered by Buyer at the Closing shall be duly authorized, executed and delivered by Buyer. This Agreement and all documents executed by Buyer in connection with this Agreement shall constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

(d)                Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened against it before any governmental authority that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated under this Agreement and to assume the liabilities to be assumed by Buyer under this Agreement.

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(e)                Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets. Buyer owns and operates other oil and gas properties similar in nature and kind to the Assets and is aware of the geologic factors and risks associated with operating oil and gas wells in the area of the Assets.

(f)                 Brokers. Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Seller shall have any obligation or liability.

(g)                Qualification. As of the Closing Buyer shall be, and thereafter shall continue to be, qualified with all applicable Governmental Authorities to own and, if applicable, operate the Assets. Without limiting the foregoing, Buyer is, as of the Closing, and thereafter will continue to be, qualified to own and operate any federal or state oil, gas and mineral leases that constitute part of the Assets, including, without limitation, meeting all bonding requirements. Consummating the transaction contemplated by this Agreement will not cause Buyer to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation.

(h)                Securities Laws. Buyer is acquiring the Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities.

(i)                 Funds. Buyer has sufficient funds to enable Buyer to pay in full the Purchase Price as herein provided and to otherwise perform its duties and obligations under this Agreement.

7.                   Title Matters. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ASSIGNMENT, AND THE AGREEMENTS, CERTIFICATES AND OTHER DOCUMENTS TO BE DELIVERED BY SELLER AT OR PRIOR TO THE CLOSING, THE ASSETS ARE TO BE SOLD AND ACCEPTED BY BUYER AT CLOSING “AS IS, WHERE IS AND WITH ALL FAULTS.” SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND OR NATURE, EXPRESS OR IMPLIED IN FACT OR BY LAW, WITH RESPECT TO THE ORIGIN, QUANTITY, QUALITY, CONDITION OR SAFETY OF ANY EQUIPMENT OR OTHER PERSONAL PROPERTY, TITLE TO PERSONAL OR MIXED PROPERTY, TITLE TO REAL PROPERTY, COMPLIANCE WITH GOVERNMENTAL REGULATIONS OR LAWS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, QUANTITY, VALUE OR EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE LEASES, UNITS, OR OTHERWISE. ALL PERSONAL OR MIXED PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES COMPRISING THE ASSETS OR SITUATED THEREON OR APPURTENANT THERETO, ARE TO BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY “AS IS, WHERE IS” AND WITHOUT RECOURSE AGAINST SELLER.

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8.                   Environmental Matters. Buyer acknowledges that the Assets have been used for oil and gas drilling and producing operations, transportation or gathering operations, related oil field operations and possibly the storage and disposal of waste materials incidental to or occurring in connection with such operations, and that physical changes in the land may have occurred as a result of such uses and that Buyer has entered into this Agreement on the basis of Buyer’s own investigation or right to investigate, the physical condition of the Assets, including, without limitation, equipment, surface and subsurface conditions. Except as set forth in this Agreement, the Assignment, and the agreements, certificates and other documents to be delivered by Seller at or prior to the Closing, Buyer is acquiring the Assets precisely and only in an “AS IS AND WHERE IS” condition and assumes the risk that adverse physical conditions including, but not limited to, the presence of unknown abandoned or unproductive oil wells, gas wells, equipment, pits, landfills, flowlines, pipelines, water wells, injection wells and sumps which may or may not have been revealed by Buyer’s investigation, are located thereon or therein, and whether known or unknown to Buyer as of Closing. Buyer hereby agrees to assume full responsibility for compliance with all obligations attributable in any way to the condition of the Assets, and all laws, orders, rules and regulations concerning all of such conditions, known or unknown.

9.                   Closing.

(a)                The Closing shall be held at the offices of Duane Morris LLP, 1330 Post Oak Boulevard, Suite 800, Houston, Texas 77056 commencing at 10:00 am Houston time on the Closing Date.

(b)                At Closing, the Buyer and Seller shall deliver the documents and certificates set forth below to Duane Morris LLP. Upon proof of receipt of the wire transfer representing the Purchase Price, Duane Morris will release the documents and certificates set forth below to each of Buyer and Seller:

(i)                 Buyer and Seller shall execute and deliver this Agreement;

(ii)               Seller shall execute, acknowledge and deliver to Buyer one or more Assignment, Conveyance and Bill of Sale in a mutually satisfactory and recordable form containing a special warranty of title, the form of which is attached hereto as Schedule 9(b)(ii) (the “Assignment”);

(iii)             Seller shall execute, acknowledge and deliver to Buyer, assignments on the required governmental forms necessary to convey the Assets to Buyer;

(iv)             Buyer shall deliver the Purchase Price by wire transfer of immediately available funds;

(v)               Seller shall prepare, execute and deliver to Buyer appropriate letters-in-lieu of transfer orders, and other instruments conveying title to the Assets to Buyer;

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(vi)             Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Internal Revenue Code, in form and substance as set forth in Schedule 9(b)(vi);

(vii)           Seller shall deliver to Buyer a receipt acknowledging Buyer’s payment of the Purchase Price to Seller and Seller’s acceptance of such payment;

(viii)         Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement;

(ix)             Seller and Buyer shall enter into a joint development agreement in form and substance as set forth in Schedule 9(b)(xi);

(x)               Seller and Buyer shall enter into a joint operating agreement in form and substance as set forth in Schedule 9(b)(x); and

(xi)             Seller shall deliver exclusive possession of the Assets to Buyer.

(c)                Buyer shall be solely responsible for any allocation of the Purchase Price among the Assets for tax purposes, and shall indemnify Seller in connection therewith.

10.               Post-Closing Obligations.

(a)                Taxes. The Parties shall pro-rate the ad valorem, property, production, severance and similar taxes and assessments on the Assets as of the Effective Time, for which an adjustment shall be made after the Closing, and Buyer shall be responsible for such taxes for years thereafter.

(b)                Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the transactions contemplated under this Agreement. Without limiting the generality of the foregoing, (x) in the event that the Option is exercised, Buyer will execute and deliver to Seller such instruments of conveyance as are necessary to evidence the conveyance contemplated thereunder at the closing of the transaction contemplated thereunder, and (y) Seller will execute and deliver any document reasonably requested by Buyer to evidence the termination or expiration of the Option, if it so expires or terminates promptly (but in any event within ten (10) days) following the expiration or termination of the Option.

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(c)                Purchase Price Allocation. Within sixty (60) days following the Closing, Buyer will determine the allocation under Section 9(c) above, and provide a copy, in reasonable detail to the Seller. If Buyer determines that Form 8594 needs to be prepared and filed by Buyer with the Internal Revenue Service, Buyer will provide Seller a copy of such form within sixty (60) days following Closing.

(d)                Delivery of Assets. To the extent that Seller fails to deliver at least 6,705.52 net acres of Land as part of the Assets delivered to Buyer on the Closing Date, Seller shall, within 90 days following the Closing Date (the “90-day Post Closing Period”), deliver Leases for additional Lands within the Area of Interest, for no additional consideration, such that the total net acres delivered to Buyer hereunder is at least 6,705.52 net acres (the “Minimum Delivery Requirement”). To the extent that Seller fails to deliver Minimum Delivery Requirement on or before the end of the 90-day Post Closing Period, (i) Buyer shall have all remedies available at law and equity against Seller, and (ii) Buyer’s drilling obligations as set forth in the Joint Development Agreement will be tolled until the Seller delivers the Minimum Delivery Requirement.

11.               Assumption of Obligations. Following the Closing, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets for the period at and after the Effective Time, including (i) the environmental conditions in, on or under the Assets attributable to the period of time after the Effective Time, including without limitation any and all liability for (x) ground water contamination, (y) Naturally Occurring Radioactive Materials, and (z) man-made material fibers, and (ii) the obligation to plug and abandon all wells and reclaim all well sites located on the Lands (collectively, the “Assumed Liabilities”).

12.               Definitions. As used in this Agreement, the terms set forth below have the following respective meanings (such terms to be equally applicable to the singular and plural forms thereof):

(a)                “Agreement” has the meaning set forth in the initial paragraph.

(b)                “Area of Interest” means the lands identified in Exhibit B attached hereto.

(c)                “Assets” has the meaning set forth in Section 1(a).

(d)                “Assignment” has the meaning set forth in Section 9(b)(ii).

(e)                “Assumed Liability” has the meaning set forth in Section 11.

(f)                 “Buyer” has the meaning set forth in the initial paragraph.

(g)                “Closing” has the meaning set forth in Section 3.

(h)                “Closing Date” has the meaning set forth in Section 3.

(i)                 “Data” has the meaning set forth in Section 1(a)(vi).

(j)                 “Effective Time” has the meaning set forth in Section 3.

(k)                “Encumbrance” shall mean any lien, security interest, pledge, charge or similar encumbrance.

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(l)                 “Environmental Law” means any and all federal, state and local statutes, regulations, rules, orders, ordinances or permits of any governmental authority pertaining to health, the environment, wildlife and natural resources in effect in any and all jurisdictions in which the Assets are located, including without limitation, the Clean Air Act, as amended, and the Federal Water Pollution Control Act, as amended, the Oil Pollution Act of 1990, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, and the Hazardous Materials Transportation Act, as amended.

(m)              “Governmental Authority” means any federal, state, tribal, provincial or local government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.

(n)                “Hydrocarbons” has the meaning set forth in Section 1(a)(ii).

(o)                “Knowledge” of Seller (or similar references to Seller’s knowledge) means the actual, and not constructive, knowledge, as of the date hereof, and as of the Closing Date, of the senior management personnel of Seller who have supervisory responsibilities with respect to Seller or the Assets, specifically including Mr. Clark Morgan and Mr. Wyatt Wick.

(p)                “Law” means any federal, state, tribal, provincial or local law, statute, rule, ordinance, code or regulation.

(q)                “Land” the meaning set forth in Section 1(a)(i).

(r)                 “Leases” the meaning set forth in Section 1(a)(i).

(s)                 “Minimum Delivery Requirement” has the meaning set forth in Section 10(d).

(t)                 “90-day Post Closing Period” has the meaning set forth in Section 10(d).

(u)                “Parties” has the meaning set forth in initial paragraph.

(v)                “Party” has the meaning set forth in the initial paragraph.

(w)              “Permitted Encumbrances” means:

(i)       Encumbrances for taxes not yet delinquent;

(ii)       lessors’ royalties, overriding royalties, reversionary interests and other lease burdens that, do not operate to reduce the net revenue interest of Seller in any of the Assets to less than 80%, prior to giving effect to the carried working interest conveyed to Seller at the Closing;

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(iii)       rights of way and other agreements of a similar nature relating to or restricting use on, over or in respect of the Assets that do not have a material adverse effect on the ownership, use, operation or value of such Assets;

(iv)       preferential rights to purchase which, prior to Closing, have either expired or have been waived by the holders thereof to the extent such rights affect the Assets;

(v)       those governmental consents customarily generated and received in the ordinary course of business at a post-Closing date;

(vi)       such title defects or other deficiencies or irregularities waived by Buyer in writing;

(vii)       any Encumbrance on or affecting the Assets that is discharged by Seller at or prior to the Closing;

(viii)       Rights reserved to or vested in any governmental subdivision, political entity or public authority to control or regulate the Assets in any manner, and all applicable laws, rules and orders of such subdivisions, entities and authorities, provided that such governmental rights, laws, rules and orders do not have a material adverse effect on the ownership, use, operation or value of such Assets; and

(ix)       all other liens, charges, encumbrances, defects or irregularities that do not, individually or in the aggregate, materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties similar to the Assets.

(x)                “Purchase Price” has the meaning set forth in Section 2.

(y)                “Records” has the meaning set forth in Section 1(a)(v).

(z)                “Seller” has the meaning set forth in the initial paragraph.

(aa)             “Survival Period” has the meaning set forth in Section 13(g).

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13.               Miscellaneous.

(a)                Entire Agreement. This Agreement together with the Exhibits and Schedules attached hereto shall constitute the complete agreement between the Parties hereto and shall supersede all prior agreements, whether written or oral, and any representations or conversations with respect to the Assets, including that certain letter agreement dated February 23, 2023 between the Parties, and that certain Confidentiality Agreement between the Parties dated December 13, 2022.

(b)                Notices. All communications required or permitted under this Agreement shall be in writing and may be sent by courier service, overnight delivery, e-mail or facsimile. Such communication shall be deemed made when actually received. Faxes will be deemed to be received when reflected in the fax confirmation sheet if sent during normal business hours, or on the next succeeding Business Day if sent during times other than normal business hours. Either party may, by written notice to the other, change the address for such notices.

Notices to Seller:
With a copy to:
Notices to Buyer:
With a copy to:

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(c)                Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their successors and assigns. No assignment by either Party shall be made without the prior, written consent of the other Party, which consent shall not be unreasonably withheld.

(d)                Law Applicable. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas.

(e)                Waiver of Certain Damages. Each of the Parties hereby waives, and agrees not to seek consequential, exemplary, punitive or special damages of any kind with respect to any dispute arising out of or relating to this Agreement or breach hereof, including, without limitation, any breach of any representation or warranty contained herein, except in connection with a claim for which a Party is adjudicated to have committed fraud.

(f)                 Incorporation of Exhibits. All Exhibits and Schedules referred to herein are attached hereto and are made a part hereof by this reference.

(g)                Survival. All representations and warranties made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and continue for a period of twelve (12) months from the Closing Date and shall thereafter be of no force or effect (the “Survival Period”). The provisions of Section 10 shall survive for the applicable statute of limitations. Notwithstanding the above, if written notice of a claim for indemnification has been given by a Party prior to the expiration of the Survival Period, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved. Delivery of the Assignment and Bill of Sale at the Closing will not constitute a merger of this Agreement with such instrument.

(h)                Headings. The headings of the sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms and provisions of this Agreement.

(i)                 Timing. Time is of the essence in this Agreement.

(j)                 Expenses. Except as otherwise provided herein, all fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the Party that incurred such fees, costs and expenses (including, but not limited to fees and expenses of counsel and accountants) and no Party shall be entitled to reimbursement hereunder. Notwithstanding other provisions of this Agreement, Buyer shall be responsible for the filing and recording of the Assignment(s), conveyances or other instruments required to convey title to the Assets to Buyer in the appropriate federal, state and local records, and all required documentary, filing and recording fees and expenses incurred in connection therewith. Buyer shall supply Seller with a true and accurate photocopy of all the recorded and filed Assignment(s) within a reasonable period of time after such are available. Buyer shall be responsible for timely obtaining all consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith.

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(k)                Amendment and Waiver. This Agreement may be altered, amended or waived only by a written agreement executed by both Parties. No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

(l)                 Third-Party Beneficiaries. Unless expressly stated to the contrary, no third party is intended to have any rights, benefits or remedies under this Agreement.

(m)              Assignment. If either Party assigns all or a portion of its rights and obligations under this Agreement, such Party shall remain responsible for all of its obligations under this Agreement, including without limitation, its indemnity obligations. No such assignment or obligation shall increase the burden on the non-assigning Party or impose any duty on the non-assigning Party to communicate with or report to any transferee, and the non-assigning Party may continue to look to the assigning Party for all purposes under this Agreement.

(n)                Severance. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

(o)                Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile or PDF copies showing the signatures of the Parties, and those signatures need not be affixed to the same copy. The facsimile or PDF copies showing the signatures of the Parties will constitute originally signed copies of the same agreement requiring no further execution.

(p)                No Personal Liability of Seller(q). Except to the extent such persons or entities constitute successors or assigns of Seller, no member or manager of Seller, no officer, director or partner of a member or manager of Seller, no disclosed or undisclosed principal of Seller and no person in any way affiliated with Seller shall have any personal liability with respect to this Agreement, any instrument delivered by Seller at the Closing or the transaction contemplated hereby, nor shall the property of any such person or entity be subject to attachment, levy, execution or other judicial process.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed below by their duly authorized representatives.

SELLER:	BUYER:
PRO ENERGY I LLC	MORGAN E&P, LLC

By:	By:
Name: Clark Morgan	Name: John Hardy
Title: Co-Founder and Business Manager	Title: Chief Executive Officer

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EXHIBIT A
LEASES

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